EXHIBIT 21.0

SUBSIDIARIES

	Percentage	Jurisdiction or
Registrant	Ownership	State of Incorporation

First Savings Financial Group, Inc.		Indiana

Subsidiaries

First Savings Bank (1)	100%	Indiana

First Savings Insurance Risk Management, Inc. (1)	100%	Nevada

Southern Indiana Financial Corporation (2)	100%	Indiana

FFCC, Inc. (2)	100%	Indiana

First Savings Investments, Inc. (2)	100%	Nevada

(1)	Wholly owned subsidiary of First Savings Financial Group, Inc..
(2)	Wholly owned subsidiary of First Savings Bank